EXHIBIT 4.24


                           SOFTWARE LICENSE AGREEMENT


THIS AGREEMENT is entered into this 19 day of March 1998.


BETWEEN:

         INTERNET OPPORTUNITY ANTIGUA with offices in Antigua, West Indies

         (the "Licensee")

AND

         SOFTEC SYSTEMS CARIBBEAN INC. with offices at 1589 Newgate Street, St. John's Antigua, West Indies

         ("Softec")

WHEREAS,

A.       Softec owns rights to Internet casino software (the "Software");

B.       Softec wishes to license the Software to other companies;

C. Softec wishes to provide a complete computer hardware and software package that the Licensee may use to operate an Internet gaming site;

D. The Licensee wishes to license the Software and make use of' Softec's computer hardware in order to operate an Internet gaming site;


NOW THEREFORE in consideration of the premises and mutual covenants herein set forth, the parties agree as follows:


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1.       GENERAL PROVISIONS

1.1      DEFINITIONS

         1.1.1 "Licensed Software" shall mean a licensed data processing program or micro program consisting of a series or sequence of signals, or instructions, statements, or fonts stored on any media in machine readable form, and any related licensed materials such as, but not limited to, flow charts, logic diagrams, manuals, and listing made generally available by Softec for use in connection with the licensed programs. The Licensed Software shall consist of a Casino located at a single URL. with a maximum of two themes: an adult theme (where a license is available), and a non-adult theme. The Casino shall have various games of chance which includes, but is not limited to, blackjack, roulette, pai gow poker, video poker and slot machine and other games as added from time to time. based on a theme chosen by the Licensee, a sportsbook web site within the gaming site, an HTML version of the sportsbook, and a lottery ticket distribution web site.

         1.1.2 "Net Monthly Revenue" shall mean, for any given calendar month, in the "real money" casino and sportsbook. the total amount wagered, less winnings, PLUS, total sales of lottery tickets, less the invoiced cost for purchasing lottery tickets for the lottery ticket sales. PLUS. any membership fees or additional fees that may be charged by the Licensee that are not related to currency conversion or transaction processing, LESS. any merchant fee for credit card processing, LESS. any invoiced costs associated with the additional fees contemplated herein.

         1.1.3 "Hardware" shall mean all the necessary computers, routers, cabling, monitors, hard drives, back-up systems. and other equipment, as determined by Softec in its absolute discretion, located at its offices in St. John's Antigua; Vancouver, Canada, or other locations designated by Softec as may be required in order to properly store. distribute and run the Licensed Software.


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         1.1.4    "Games" shall mean the casino style games, sportsbook,
                  lottery, and pari-mutuel games that are played using the Licensed Software and are available from time to time.

         1.1.5 "Downloadable Software" shall mean the portion of the Licensed Software that must be resident on a customer's computer in order for the customer to access and play the Games.

         1.1.6 "Master CD" shall mean the compact disc containing the Downloadable Software that may be used to mass produce compact discs for delivery to the Licensee's customers.

         1.1.7 "Customer Information" shall mean all data collected and stored on customers including, without limiting the generality of the foregoing, name, address, phone and fax number, e-mail address, credit card numbers and expiry dates or information on other types of payments. amounts wagered and frequency of wage ring.

         1.1.8 "Confidential Information" shall mean material in the possession of Softec which is not generally available to or used by others or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including, without limitation, all financial business and personal data relating to clients, any nonpublic information about affiliates, subsidiaries, consultants and employees of Softec or its affiliates, Business and marketing plans. strategies and methods, studies, charts, plans, tables and compilations of business industrial information, computer software and computer technology whether patentable, copyrightable or not, which is acquired or developed by or on behalf of Softec or its affiliates from time to time.

1.2      RIGHT TO AUDIT

         1.2.1 The Licensee shall have the right, without prior notice to Softec to inspect and audit all Softec's business, accounting and


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                  supporting records which are necessary for purposes of
                  determining Softec's compliance with the terms of this agreement. Softec shall fully co-operate with any independent chartered accountants or certified public accountants hired by the Licensee to conduct any such inspection or audit. If any such inspection or audit discloses an under statement of less than 3% for any period. Softec shall pay, within ten days after receipt of the inspection or audit report, the sums due on account of such understatement with interest calculated at U.S. prime plus one percent. Further, if such inspection or audit is made necessary by failure of Softec to furnish invoice reports or any other documentation as herein required, or if an understatement for any period is determined by such inspection or audit to be 3% or greater, Softec shall, on demand and in any event within the said ten days. in addition to paying the sums due on account of such understatement, also reimburse for the cost of such inspection or audit, including without limitation, the charges of any independent chartered accountants or certified public accountants retained by the Licensee in connection with such audit or inspection and the reasonable travel expenses, room, board and compensation of employees of the Licensee.

         1.2.2 The Licensee's right to audit records shall only extend to records that date back no more than two of Softec's fiscal years prior to the date Softec receives notice of an impending audit.

1.3      INDEMNIFICATION

         1.3.1 The Licensee acknowledges and agrees that neither Softec nor any of its members, shareholders, directors, officers, employees or representatives will be liable to the Licensee or any of the Licensee's customers for any special, indirect, consequential, punitive or exemplary damages, or damages for loss of profits or savings, in connection with this Agreement. the services or the Equipment or any other information. material or services provided by Softec to the Licensee under this agreement. If, despite the foregoing limitations, Softec or any of its shareholders, directors, officers, employees or representatives should become liable to the Licensee or any other person (a "Claimant") in connection with


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                  this Agreement then the maximum aggregate liability of Softec, its members, shareholders, directors, officers, employees and representatives for all such things and to all such parties will be limited to the lesser of the actual amount of loss or damage suffered by the Claimant or the amount of the Licensee's fees payable by the Licensee to Softec for the six months prior to the Loss.

         1.3.2 The Licensee shall indemnify and save harmless Softec and its members, shareholders, directors, officers, employees, agents, contractors, representatives, parent company, or subsidiaries (together, the "Indemnified Parties") from and against all damages, losses, costs and expenses (including actual legal fees and costs), fines and liabilities incurred by or awarded asserted or claimed against any of the Indemnified Parties in connection with the Licensee's activities under this Agreement, including claims brought by a person using or relying upon any advice given or publication produced and distributed by the Licensee.

         1.3.3 Softec shall indemnify and save harmless the Licensee and its members, shareholders, directors, officers, employees, agents, contractors, representatives, parent company. or subsidiaries (together, the "Licensee's Indemnified Parties") from and against all damages, losses, costs and expenses (including actual legal fees and costs), fines and liabilities incurred by or awarded asserted or claimed against any of the Licensee's Indemnified Parties in connection with Softec's activities under this Agreement. including claims brought by a person using or relying upon any advice given in written form or publication produced and distributed by Softec.

         1.3.4 Notwithstanding anything in this Section 1.3, if Softec is found guilty of fraud in executing its' obligations under this contract, the Licensee shall not be responsible for any indemnification of the Indemnified Parties to the extent that the fraud has caused there to be damages.

1.4      DISRUPTIONS

         1.4.1 The Licensee acknowledges that from time to time, as a result of equipment failure, supplier failures, or acts of god, the services


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                  provided under this Contract by Softec can be temporarily
                  disrupted. The Licensee acknowledges and agrees that neither Softec nor any of its members, shareholders, directors, officers, employees or representatives will be liable to the Licensee or any of the Licensee's customers for any special, indirect, consequential, punitive or exemplary damages, or damages for loss of profits or savings, in connection with these temporary disruptions.

         1.4.2 The Licensee acknowledges that Softec's ability to perform its obligations under this Agreement are subject to government licensing in whatever jurisdiction Softec may choose to operate. Softec shall not be held liable for any damages of any kind whatsoever that may result from changes in government legislation or policy.

         1.4.3 Softec shall facilitate the services contemplated in this Agreement via whichever Internet Protocol address the Licensee provides from time to time. The Licensee may. upon written notice, request that the Internet Protocol address be changed, and Softec shall make the required change within a reasonable amount of time.

1.5      CONDITIONS OF LICENSE

         This license is granted under the following conditions:

         1.5.1 The Licensee acknowledges that its rights in and to the Licensed Software may not be assigned, licensed or otherwise transferred by operation of law without the prior written consent of Softec. Consent shall not be unreasonably withheld.

         1.5.2 Copyright and other proprietary rights of Softec protect the Licensed Software. The Licensee may be held directly responsible for acts relating to the Licensed Software which are not authorized by this agreement.

         1.5.3 All right, title and interest in and to the Licensed Software, and any copies thereof, and all documentation, code and logic, which


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                  describes and/or comprises the Licensed Software remains the sole property of Softec;

         1.5.4 Neither Softec nor the Licensee shall be responsible for failure of performance of this agreement due to causes beyond its control, including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, acts of God, and similar occurrences.

         1.5.5 The sportsbook "format" shall remain standard, and will not be materially altered from Softec's standard sportsbook facilities.

         1.5.6 The Licensee acknowledges that this is a nonexclusive agreement and that Softec will license the Licensed Software to as many other parties as are willing to enter into a licensing agreement with Softec,

         1.5.1 Softec shall register a general security agreement in order to secure payment in the event the Licensee should become unable or unwilling to pay for any legitimately invoiced amounts, or to pay for any other breaches of this Agreement

1.6      TERM AND TERMINATION

         1.6.1 This Agreement shall commence and be deemed effective on the date when executed by an authorized representative of Softec (the "Effective Date"). This Agreement is in effect for a period of one year (the "Term") and shall be automatically renewed indefinitely with additional one year terms unless the Licensee gives written notice of termination of this Agreement at least 45 days prior to the end of any one year period.

         1.6.2 Softec may terminate this Agreement by giving written notice to the Licensee at least eight months prior to the end of any one year term provided, however, Softec shall not give notice of termination in the first year of this contract.

         1.6.3 Softec may terminate this Agreement at any time upon five days notice if the Licensee is more than 30 days in arrears in paying any material monthly fees due and owing to Softec. The


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                  Licensee shall be allowed to cure the breach during the notice period, thus pre-empting Softec's ability to terminate this Agreement in accordance with this section. The arrears contemplated in this section must be of a material amount for this section to be used by Softec. For the purposes of this section, material shall mean anything greater than 5% of the previous month's fees.

         1.6.4 Softec may terminate this Agreement at any time upon five days notice if the Licensee becomes bankrupt or insolvent or ceases carrying on business for any reason.

         1.6.5 The Licensee may terminate this Agreement at any time upon five days notice if Softec becomes bankrupt or insolvent or ceases carrying on business for any reason.

         1.6.6 The Licensee may. inter alia, terminate this Agreement at any time upon five days notice if Softec is materially in breach of this agreement for more than 30 days. Softec shall he allowed to cure the breach during the notice period, thus pre-enipting the Licensee's ability to terminate this Agreement in accordance with this section.

         1.6.7 Softec may terminate this Agreement at any time upon five days notice if Softec, or any of its principals, officers or Directors becomes the subject of third party civil or criminal litigation as a result of the Licensee's operations under this Agreement. The litigation contemplated herein must be material, and found to be of a serious nature by independent legal counsel.

         1.6.8 Upon termination of this Agreement, the Licensee shall immediately return to Softec any and all of Softec's materials which Softec has a proprietary right in that are in the Licensee's possession and/or in the possession of the Licensee's agents, servants and employees.

         1.6.9 Upon termination of this Agreement. all Customer information shall be given to the Licensee and Softec shall not make use of or disclose any Customer Information to any third party.


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         1.6.10   Upon termination of this Agreement for any reason, any
                  security given by the Licensee shall be returned to the Licensee within thirty days of termination, provided however that if there are any outstanding invoiced amounts (as per section 1.5.7) against the Licensee, sufficient security shall be retained in order to pay for those claims.

1.7      REMUNERATION

         1.7.1 The Licensee shall pay to Softec a one time fee of $100,000 U.S. for the development of the graphical front end of the gaining site and all set-up costs. This payment is to be delivered, care of, Peter Jensen of Devlin Jensen, Barristers & Solicitors. Mr. Jensen shall release the fee to Softec in accordance with the following schedule:

                        o  For release on the Effective Date:   $50,000.00

                        o  Upon delivery of fully functional
                           product as determined by the
                           Licensee:                            $50,000.00

         1.72 The Licensee shall pay to Softec a monthly fee based on percentage of the Net Monthly Revenue. The fee shall be paid in accordance with Schedule A of this agreement. The fees shall commence when the Licensee is notified by Softec that the system is operational.

         1.7.3 Notwithstanding any amount due and owing in accordance with Schedule A of this agreement, [*].

         1.7.4 All monthly payments shall be delivered to Softec no later than 5 business days after receipt of an invoice. The invoice contemplated herein shall be deemed to be received when emailed or faxed, or within ten days of posting. whichever is earlier.



* This information has been omitted and is subject to a request for confidential treatment with the Securities and Exchange Commission.


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1.8      CONFIDENTIALITY

         1.8.1 The Licensee shall not disclose, publish, or disseminate confidential Information to anyone other than those of its employees with a need to know, and the Licensee agrees to take reasonable precautions to prevent any unauthorized use. disclosure, publication, or dissemination of Confidential Information. The Licensee agrees not to use Confidential Information otherwise for its own or any third party's benefit without the prior written approval of an authorized representative of Softec in each instance.

         1.8.2 Softec shall not disclose, publish, or disseminate Customer Information to anyone other than those of its employees with a need to know, and Softec agrees to take reasonable precautions to prevent any unauthorized use, disclosure, publication, or dissemination of Customer Information. Softec agrees not to use Customer Information otherwise for its own or any third party's benefit without the prior written approval of an authorized representative of the Licensee in each instance.

         1.8.3 All Confidential Information, and any Derivatives thereof whether created by Softec or the Licensee, remains the property of Softec and no license or other rights to confidential information is granted or implied hereby. For purposes of this agreement. "Derivatives" shall mean: (a) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

         1.8.4 Notwithstanding anything in this Section 1.8. Softec shall be allowed to use Customer Information for the purpose of fulfilling its reporting obligations as a public company. Softec shall also be allowed to use Customer Information in a statistical form so long as it does not identify individuals or specific companies.


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         1.8.5    The Licensee shall not disclose the contents of this Agreement to any third party who ii not bound to maintain confidentiality between the parties. The Licensee acknowledges that disclosure of the terms of this agreement to third parties would cause considerable damage to Softec and its parent company. Starnet Communications International Inc.

2.       OBLIGATIONS OF THE LICENSOR

2.1      HARDWARE

         2.1.1    Softec shall supply the Hardware as defined in this agreement.

         2.1.2 Softec shall maintain the Hardware and pay all costs for maintaining and/or upgrading the Hardware.

         2.1.3 Softec shall supply the office space required to house the Hardware.

         2.1.4 The Hardware shall, at all times, remain the property of Softec.

         2.1.5 Softec shall promptly supply an appropriate connection to the Internet with sufficient bandwidth to properly operate the Licensed Software. The Licensee shall pay for all bandwidth associated only with those customers that are not playing the Games using real money. Bandwidth shall be charged to the Licensee at market rates.

         2.1.6    Softec shall not be required to maintain a redundant site.

         2.1.7 Softec shall make all reasonable efforts to repair and correct any problems that may arise from time to time which would cause it to be unable to perform its' obligations under this Agreement (see section 1.5.4).

         2.1.8 Softec shall notify the Licensee of any problems that may arise from time to time and shall keep the Licensee apprised of any efforts undertaken to rectify the problem.


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         2.1.9    The Hardware shall be located only in places where Internet gambling may be operated legally, and where the Licensee has obtained all necessary licenses to conduct online gaming.

2.2      THE LICENSED SOFTWARE

         2.21     Softec shall install the Licensed Software on the Hardware.

         2.2.2 Softec shall allow all of the Licensee's customers Internet access to the Licensed Software at no additional cost to the Licensee or its customers.

         2.2.3 Softec shall allow the Licensee's customers to download directly from the CPU the Downloadable Software necessary for the Licensee's customer to play the Games.

         2.2.4 Softec shall supply to the Licensee a single Master CD containing the Downloadable Software.

         2.2.5 Softec may from time to time, at its discretion; create additional games, which can be added to the Licensed Software. If additional games become available, the Licensee may request to have the addition games added to the Licensed Software at no additional licensing cost to the Licensee.

         2.2.6 Softec may from time to time, at its discretion, translate part or all of the Games into other languages, which can be added to the Licensed Software. If additional languages become available, the Licensee may request to have the additional languages added to the Licensed Software at no cost to the Licensee.

         2.2.7 Notwithstanding anything stated in this section 2.2, any changes requested by the Licensee to be made to the graphics portion of the Licensed Software, shall be charged to the Licensee at market rates.

         2.2.8 Notwithstanding anything stated in this section 2.2. any changes made to the Master CD at the Licensee's request will be billed to the Licensee at market rates, plus a one time $100.00


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                  U.S. administration fee. Softec retains the right to refuse to make the requested changes.

         2.2.9 Softec shall only be required to provide the Licensed Software in the English language only.

         2.2. 10 Softec will provide all upgrades of the Licensed Software that does not require changes to the graphical interface, at no charge to the Licensee.

         2.2.11 All upgrades are to be made available to the Licensee within 30 days of the completion of testing.

         2.2.12 Notwithstanding anything in this contract, the Licensee may operate as many casinos on as many separate URL's as the Licensee wants, with no additional licensing fee to be paid. All graphics and other work for any additional casino is to be done by the Licensee. Work done by Softec to create additional casinos will be billed at market rates and on a time frame to be agreed upon at the time.

         2.2.13 Softec warrants that the Licensed Software correctly implements algorithms, which are in accordance with the rules and payouts, which may be displayed on the screen at any time by the player. Pseudo-random numbers used by the software for the purposes of choosing game outcomes and shuffling cards are generated in an unbiased manner.

2.3      FINANCIAL TRANSACTIONS

         2.3.1 Softec shall provide a complete transaction processing system that will allow the Licensee's customers to deposit funds for use of the Games (the "Transaction Processing System"). The Licensee's customers will be able to deposit funds via the Internet through the use of Visa, Master Card, or American Express credit cards, and also via other standard money transfer mechanisms such as wire transfer, cheque, Western Union and money order. Other methods of payment may be made available from time to time at Softec's discretion, at a cost to the Licensee to be agreed upon at the time.


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         2.3.2    Softec shall only be responsible for processing credit card debits and credits for which the Licensee holds the appropriate merchant number accounts.

         2.3.3 The Licensee shall be responsible for all aspects of collecting and paying funds, in accordance with this Agreement.

         2.3.4 The Licensee shall have no rights whatsoever in the Transaction Processing System.

2.4      TECHNICAL SUPPORT

         2.4.1 Softec shall supply 24 hour technical support for the Licensee's customers.

         2.4.2 Softec shall make the Technical support available via the Internet and via toll free telephone lines.

         2.4.3 Softec shall determine the number of people acting as technical support and the number of incoming telephone lines for technical support in its absolute discretion.

         2.4.4 Technical support offered via the telephone shall be in English language only.

         2.4.5 Technical support offered via the Internet shall be in all languages in which the Licensed Software is available.

2.5      ACCOUNTING

         2.5.1 Softec shall maintain records of all transactions and wagers placed utilizing the Licensed Software,

         2.5.2 The Licensee shall pay a flat fee of $100.00 US plus all reasonable hourly administration fees and disbursements, including printing, photocopy and shipping costs, each time accounting information is requested. Administration fees shall be paid out at market prices. No fees are payable for regular


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                  accounting information provided to the Licensee for the
                  purpose of calculating Net Revenue.

         2.5.3 Softec shall supply a complete accounting record, as defined by Softec from time to time, of the previous month's activity relating to the Licensed Software within ten working days of the end of each month. The accounting records shall be delivered either by facsimile or by e-mail.

         2.5.4 Softec shall provide appropriate daily interim accounting reports, as defined by softec from time to time. The daily interim accounting records shall be delivered either by facsimile or by e-mail.

         2.5.5 Softec shall have the right to utilize the accounting information for statistical and reporting purposes provided specific information about the Licensee is not disclosed.

         2.5.6 Softec shall archive amid maintain the accounting information for a period of 2 fiscal years.

         2.5.7 Softec, in its discretion. may destroy any portion of the accounting information that Softec deems to be no longer relevant.

         2.5.8 The Licensee shall be given thirty days written notice prior to the destruction of any accounting information. The Licensee may choose to archive information about to be destroyed, at its own facilities.

2.6      CUSTOMER DATA

         2.6.1 Softec shall maintain a database containing the Customer Information.

         2.6.2 The Customer Information shall remain the property of the Licensee.

         2.6.3 Softec shall provide daily interim Customer Information reports, as defined by Softec from time to time.


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         2.6.4    The Licensee shall pay a flat fee of $100.00 US plus all
                  reasonable hourly administration tees and disbursements, including printing, photocopy and shipping costs, each time additional Customer Information is requested. Administration fees shall be paid out at market prices.

         2.6.5 Softec shall have the right to utilize the Customer Information for any purpose that does not conflict with the Licensee's marketing of the Licensed Software. Under no circumstances shall Softec utilize the Customer Information for the purpose of marketing, whether or not it is for gaming or other purposes.

         2.6.6 Softec shall archive and maintain the Customer Information for a period of two years.

         2.6.7 Softec, in its discretion, may destroy any portion of the Customer Information that Softec deems to be no longer relevant and is greater than two years old.

         2.6.8 The Licensee shall be given thirty days written notice prior to the destruction of any Customer Information. The Licensee may choose to archive information about to be destroyed, at its own facilities.

2.7      THE GAMES

         2.7.1 The lottery tickets and play options available in the lottery web site shall be determined from time to time by Softec in its sole discretion.

         2.7.2 Softec shall determine the odds for the casino, the Licensee shall determine the odds for the sportsbook and the HTML sportsbook. from time to time.

         2.7.3 The Licensee shall determine the betting limits for both the casino sportsbook and the HTML sportsbook. from time to time, in its sole discretion. The Licensee niay choose zero as a betting limit.


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         2.7.4    The Licensee, in its sole discretion, shall determine the
                  betting limits for the Games. The Licensee may choose zero as a betting limit.

         2.7.5 Softec shall determine the games available in the casino and both versions of the sportsbook, from time to time, in its sole discretion.

         2.7.6 Softec shall determine the lottery tickets available in the casino as well as the forms of play, from time to time, in its sole discretion.

3.       OBLIGATIONS OF THE LICENSEE

3.1      LICENSES

         3.1.1 The Licensee shall be responsible for obtaining and maintaining all necessary licenses for the operation of an Internet Casino and an Internet Sportsbook operation.

         3.1.2 Softec shall supply to the Licensee upon the signing of this Agreement, all material information required by the Antigun Free Trade Zone in order for the Licensee to be issued a license for an Internet Casino and for an Internet Sportsbook.

3.2      MERCHANT NUMBERS

         3.2.1 The Licensee shall be responsible for obtaining and maintaining appropriate merchant numbers for the processing of Visa. Master Card American Express credit cards and any other credit card the Licensee may obtain merchant numbers for (the "Merchant Numbers").

3.3      MARKETING

         3.3.1 The Licensee shall be responsible for all marketing of the services offered through the Licensed Software.


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         3.3.2    The Licensee shall spend on a monthly basis, a minimum of 15%
                  of the previous month's Net Revenue on marketing and promoting the Licensee's gaming site.

         3.3.3 Softec is not responsible for tracking or maintaining any records or data with respect to marketing. The Licensee shall be allowed access to the Hardware for the purpose of tracking and maintaining marketing data.

3.4      DISTRIBUTION OF SOFTWARE

         3.4.1 The Licensee shall be responsible for the production and distribution of compact discs containing the Downloadable Software.

         3.4.2 The Licensee shall not alter the Licensed Software as supplied on the Master CD in any way.

         3.4.3 The Licensee shall ensure that the packaging for the Licensed Software, as well as any logo imprinted on the compact disk, shall display all proprietary rights symbols such as Copyright and Trademark, as supplied by Softec (the "Symbols"). The Symbols shall be of the exact same size and font as supplied by Softec.

3.5      REGULATORY ISSUES

         3.5.1 The Licensee shall be responsible for determining which jurisdictions they choose to market to and receive wagers from.

         3.5.2 The Licensee shall be responsible for determining the legality of accepting wagers in whichever jurisdictions they choose to market and receive wagers from.

         3.5.3 The Licensee shall indemnify Softec for any reasonable legal costs, and fines that arise as a result of the Licensee choosing to accept wagers from any jurisdiction that determines or has determined that Internet wagering is illegal.


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3.6      THE WEB SITE

         3.6.1 Softec shall construct and maintain the entire web site(s) where the Downloadable Software is to be made available to the Licensee's customers (the "Web Sites").

         3.6.2 The Licensee shall pay for any and all Uniform Resource Locators ("URL's") that the Licensee deems necessary to properly market the Licensed Software.

         3.6.3 The Licensee shall ensure that the Web Sites shall display a statement that the software is licensed, as well as all proprietary rights symbols such as Copyright and Trademark. as supplied by Softec (the "Symbols"). The Symbols shall be of the exact same size and font as supplied by Softec.

         3.6.4 The Licensee shall have the right to add as many URL's that are dedicated solely to the promotion of the Licensee's gaming site as the Licensee deems necessary.

         3.6.5 The Licensee shall have the right to make any changes to the Web Sites the Licensee feels appropriate. All changes shall be effected by Softec and charged to the Licensee at market rates.

         3.6.6 Softec shall construct and maintain any and all additional web sites the Licensee deems necessary for the marketing of the Licensed Software. All work done to build additional web sites shall be charged to the Licensee at market rates.

         3.6.7 Softec shall not in any way be responsible for the design of the Web Sites utilized by the Licensee.

4        STANDARD CLAUSES

4.1      NOTICES

         Unless otherwise provided in this agreement, any notice provided for under this agreement shall be in writing and shall be sufficiently given if delivered personally, or if transmitted by facsimile with an original signed copy delivered personally within twenty-four hours thereafter,


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         or mailed by prepaid registered post addressed to Softec at their respective addresses set forth below or at such other than current address as is specified by notice.

                  To Softec:        Newgate Street
                                    P.O. Box 1589
                                    St. John's, Antigua
                                    West Indies
                                    Attention:  Chris Zacharias
                                    Fax: (268) 480-1656

                  To the Licensee:
                                    Internet Opportunity Antigua



4.2      ENTIRE AGREEMENT AND SCHEDULES

         The parties agree that this agreement and its Schedule, if any, constitute the complete and exclusive statement of the terms and conditions between the Licensee and Softec covering the performance hereof and cannot be altered, amended or modified except in writing executed by an authorized representative of each party. The Licensee further agrees that any terms and conditions of any purchaser order or other instrument issued by the Licensee in connection with this agreement which are in addition or inconsistent with the terms and conditions of this agreement shall not be binding on Softec and shall not apply to this agreement.

4.3      GOVERNING LAW AND ARBITRATION

         Any dispute in connection with this agreement shall be settled by arbitration in accordance with any Arbitration Act of British Columbia then in effect; provided, however, should any dispute arise under this


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         agreement, the parties shall endeavor to settle such dispute amicably between themselves. In the event that the parties fail to agree upon an amicable solution, such dispute shall be determined by arbitration as aforesaid.

4.4      GOOD FAITH

         The parties acknowledge to one another that each respectively intends to perform its obligations as specified in this agreement in good faith.

4.5      PARTIES TO ACT REASONABLY

         The parties agree to act reasonably in exercising any discretion, judgment, approval or extension of time that may be required to effect the purpose and intent of this agreement. Whenever the approval or consent of a party is required under this agreement. such consent shall not be unreasonably withheld or delayed.

4.6      GOVERNING LAW

         This agreement and all Schedules shall be governed by and construed in accordance with the laws of the Country of Antigua, and the Licensee hereby attorns to the jurisdiction of the courts of Antigua notwithstanding any other provision expressed or implied in either the agreement or the Schedules.

4.7      TIME TO BE OF THE ESSENCE

         Time is of the essence of this agreement

4.8      NUMBER AND GENDER

         In this agreement the use of the singular number includes the plural and vice versa the use of any gender includes all genders, and the word "person" includes an individual, a trust, a partnership, a body corporate and politic, an association and any other incorporated or unincorporated organization or entity.


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4.9      CAPTIONS

         Captions or descriptive words at the commencement of the various sections are inserted only for convenience and are in no way to be construed as a part of this agreement or as a limitation upon the scope of the particular section to which they refer.

4.10     NON-ASSIGNABILITY

         This agreement is personal to the Licensee, and the Licensee may not assign or transfer any of its rights or obligations under this agreement without the prior written consent or Softec. Consent shall not be unreasonably withheld.

4.11     BENEFIT

         This agreement shall enure to the benefit of and be binding upon the Licensee, and Softec, their successors and assigns. The Licensee and Softec may delegate the performance of any of their obligations hereunder to any corporation which controls, is controlled by or is under common control with the Licensee.

4.12     WAIVER

         No condoning, excusing or waiver by any party hereto of any default, breach of non-observance by any other party hereto, at any time or times with respect to any covenants or conditions herein contained, shall operate as a waiver of that party's rights hereunder with respect to any continuing or subsequent default, breach or nonobservance, and no waiver shall be inferred from or implied by any failure to exercise any rights by the party having those rights.

4.13     FURTHER ASSURANCE

         Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and to do such further and other things as may be necessary to implement and carry out the intent of this agreement.


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4.14     CUMULATIVE RIGHTS

         All rights and remedies of the parties are cumulative and are in addition to and shall not be deemed to exclude any other rights or remedies allowed by law except as specifically limited hereby. All rights and remedies may be exercised concurrently.

4.15     PRIOR AGREEMENTS

         Except as specifically provided for herein, this agreement, including its Schedules, contains all of the terms agreed upon by the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings with respect thereto, whether oral or written.

4.16     SEVERABILITY

         If any part of this agreement is unenforceable because of any rule of law or public policy, such unenforceable provision shall be severed from this agreement, and this severance shall not affect the remainder of this agreement.

4.17     NO PARTNERSHIP

         Notwithstanding anything in this Agreement, no part of this Agreement, nor the Agreement as a whole shall be construed as creating a partnership or agency relationship between the parties. If any part of this Agreement should become construed as forming a partnership or agency relationship. that part shall be amended such that no partnership or agency relationship is created, but, that part achieves what it was originally intended to achieve.

4.18     DOLLAR AMOUNTS

         All references to money or specific dollar amounts in this Agreement are in United States Dollars.


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4.19     INTERPRETATION

         In the interpretation of this Agreement or any provision hereof, no inference shall be drawn in favor of or against any party by virtue of the fact that one party or its agents may have drafted this Agreement or such provision.


IN WITNESS WHEREOF the parties have executed this agreement on the date first written.

Softec Systems Caribbean Inc.

Per:     __________________

Name:    __________________

Title:   __________________



The Licensee: ____________________


Per:     __________________

Name:    __________________

Title:   __________________





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                                   SCHEDULE A

* This information has been omitted and is subject to a request for confidential treatment with the Securities and Exchange Commission.








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